Exhibit 99.1

GAMMACAN RECEIVES FDA ORPHAN DRUG DESIGNATION FOR LEAD
PRODUCT VITIGAM™ FOR STAGE IIB TO STAGE IV MELANOMA

Provides Important Marketing, Regulatory and Financial Benefits

Kiryat Ono, Israel and New York, NY – August 7, 2007 - GammaCan International, Inc. (“GammaCan” or “the Company”) (OTCBB: GCAN), a developer of proprietary immunotherapies for the treatment of melanoma and other cancers, today announced its lead anti-cancer immunotherapy, VitiGam™, has received Orphan Drug designation by the U.S. Food and Drug Administration (FDA) for the treatment of Stage IIB to Stage IV metastatic melanoma. GammaCan anticipates filing an IND with the FDA for a Phase I/II clinical trial by year-end, and initiate clinical testing of VitiGam™ in early 2008.

Orphan Drug designation entitles GammaCan to exclusive marketing rights in the United States for VitiGam™ for up to seven years should GammaCan be the first company to receive marketing approval for this therapeutic drug product. Under the Orphan Drug Act (ODA), the FDA will not accept or approve other applications from other sponsors to market an identical medicinal product for the same therapeutic indication for the seven-year period. In addition, the designation allows GammaCan to apply for a waiver from the FDA of certain filing and user fees required by the Prescription Drug User Fee Act (PDUFA).

Steven Katz, Chairman of the Board and President of GammaCan said, "We are very encouraged that the FDA has granted VitiGam™ Orphan Drug designation. This will afford GammaCan additional protection in marketing VitiGam™ once we are granted approval. This designation highlights the acute need for new therapies to treat metastatic melanoma.”

Jacob Nusbacher, M.D., Director of Medical and Scientific Affairs, commenting on this designation said, “We look forward to working with the FDA as we would like to make VitiGam™ available for all Stage IIB to Stage IV metastatic melanoma patients as quickly as regulators will allow, particularly since these patients have very limited available options for treatment.”

About the Orphan Drug Act

The Orphan Drug Act (ODA) provides for granting special status to a product to treat a rare disease or condition upon request of a sponsor. The combination of the product and the rare disease or condition must meet certain criteria. This status is referred to as orphan designation. Orphan designation qualifies the sponsor of the product for tax credit and marketing incentives of the ODA. A marketing application for a prescription drug product that has been designated as a drug for a rare disease or condition is not subject to a prescription drug user fee unless the application includes an indication other than the rare disease or condition.

About GammaCan

GammaCan develops proprietary immunotherapy and related approaches to treat melanoma and other cancers. GammaCan's platform patented technology is based on the use of IgGs (gamma-immunoglobulins), a safe, relatively non-toxic human plasma-derived product used to treat a variety of immune deficiencies and autoimmune diseases. In cancer, IgG-based therapies work by strengthening the patient's immune system. Many experts currently view immunotherapy as a future alternative to chemotherapy. The Company's lead drug candidate, VitiGam™, targets Stage lll and Stage lV melanoma for which no effective treatment currently exists.

For more information about GammaCan, visit www.GammaCan.com.

About VitiGam™

VitiGam™ is a first-in-class IgG-based anti-cancer immunotherapy being developed for the treatment of Stage III and Stage IV melanoma. GammaCan is planning to submit its Investigational New Drug Application (IND) for VitiGam™ to the FDA in the near future. The Company expects to commence human clinical trials shortly thereafter. VitiGam™ is an IgG-based product manufactured from the plasma of donors with Vitiligo, a benign skin condition affecting up to 2% of the general population. Studies have shown that this "enriched" IgG formulation contains potent anti-melanoma activity. Based on these studies, GammaCan expects VitiGam™ to provide both, specific anti-melanoma activity (directed against melanoma cells), and non-specific anti-cancer activity.

About Melanoma

Melanoma is a deadly form of skin cancer. According to the American Cancer Society, melanoma accounts for approximately 4% of all skin cancers but causes approximately 75% of all skin cancer-related deaths. An estimated 62,000 people will be diagnosed with and nearly 8,000 people will die from melanoma in the U.S. alone in 2007. If rapidly diagnosed and surgically removed, early-stage melanoma is usually curable. However, for patients with metastatic melanoma (Stage III and Stage IV), the prognosis is poor since no effective treatment currently exists. These patients have a median survival time of 8.5 months and a 5-year survival rate of less than 10%. There has been little change in these results for in excess of 25 years. The incidence of melanoma has increased more rapidly than any other cancer during the past 10 years. The last drug to treat patients with metastatic melanoma was approved by the FDA over 30 years ago.

Safe Harbor Statement

Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements in this press release include statements regarding: the commercialization of anti-cancer immunotherapies and the Company's efforts to develop therapies to boost the immune systems of cancer patients by the use of IgG-based therapy. Actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the planned development of the technology; the inability to hire appropriate staff to develop the technology; unforeseen technical difficulties in developing the technology; the inability to obtain regulatory approval for human use; competitors' therapies proving to be more effective, cheaper or otherwise preferable for consumers; the inability to market a product; all of which could, among other things, delay or prevent product release, as well as other factors expressed from time to time in GammaCan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with GammaCan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release and GammaCan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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INVESTOR CONTACT:
Bob Giordano
ROI Group LLC
(212) 495-0201
rgiordano@roiny.com

COMPANY:
Steven Katz, Chairman of the Board and President
(732) 254-5385
skatz@gammacan.com